UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2020

ANAPLAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38698	27-0897861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hawthorne Street San Francisco, CA	94105
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (415) 742-8199

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2020, Anaplan, Inc. (the “Company” or “Anaplan”) entered into the Third Amendment to Credit Agreement and First Amendment to the Collateral Agreement (the “Third Amendment”), dated as of April 30, 2018, as amended by that certain Amendment Letter Agreement, dated as of September 27, 2018, and Amendment to Credit Agreement, dated as of October 3, 2019 (as amended, the “Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent and a lender.

Among other things, the Third Amendment amends the Credit Agreement in order to (1) increase the aggregate revolving credit commitment amount by $20.0 million, such that the revolving credit facility now allows the Company to borrow up to $60.0 million, subject to the terms of the Credit Agreement, including the accounts receivable borrowing base, (2) extend the maturity date of the revolving credit facility from April 30, 2020 to April 23, 2022, (3) provide that revolving credit loans bear interest at the Base Rate, which is the highest of (A) the prime rate, (B) the federal funds rate plus 0.50% and (C) one month LIBOR plus 1%, (4) modify the quarterly commitment fee from 0.20% to 0.35% per annum on the average daily unused amount of the revolving credit commitment amount, subject to waiver if the Company maintains certain deposits with Wells Fargo and its affiliates and (5) require the Company to comply with certain affirmative and negative covenants.

The Credit Agreement contains customary affirmative and negative covenants. The Third Amendment modifies the financial covenants under the Credit Agreement to require maintenance of (1) minimum tangible net worth (defined as assets, excluding intangible assets, less liabilities) as of the last day of any fiscal quarter of not less than $150.0 million for any quarter ending on or prior to January 31, 2021 and $125.0 million for any fiscal quarter ending thereafter and (2) minimum Billings (as defined in the Credit Agreement) for the most recent twelve months ending as of the last day of any fiscal quarter of not less than $350.0 million.

Except as modified by the Third Amendment, the remaining terms of the Credit Agreement remain the same. The foregoing description of the terms and conditions of the Third Amendment is not complete and is in all respects subject to the actual provisions of the Third Amendment, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.

10.1

Third Amendment to Credit Agreement and First Amendment to Collateral Agreement, dated as of April 23, 2020, by and among Anaplan, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.

104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANAPLAN, INC.

	By:	/s/ David H. Morton, Jr.
Date: April 29, 2020	Name:	David H. Morton, Jr.
	Title:	Executive Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)